                                                                    EXHIBIT 10.2

                           GRAIN PROCUREMENT AGREEMENT
                                       OF
                   GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
                                       AND
                        FARMERS COOPERATIVE ELEVATOR CO.

                               Dated May 14, 2004

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                           GRAIN PROCUREMENT AGREEMENT


                                TABLE OF CONTENTS

TITLE I:  PRIOR AGREEMENTS..............................................     1
      1.1.01:  PRIOR AGREEMENTS SUPERSEDED..............................     1

TITLE II:  FACILITY.....................................................     1
   ARTICLE I - PREMISES.................................................     1
      2.1.01:  LAND.....................................................     1

TITLE III:  CORN PROCUREMENT............................................     2
   ARTICLE I - PROVISION OF CORN........................................     2
      3.1.01:  FCE'S PROVISION OF CORN..................................     2
      3.1.02:  CORN QUALITY.............................................     2
      3.1.03:  LICENSING................................................     5
      3.1.04  PAYMENTS TO CORN SUPPLIERS................................     5

   ARTICLE II - TERM OF CORN PROCUREMENT................................     5
      3.2.01:  COMMENCEMENT.............................................     5
      3.2.02:  TERM OF AGREEMENT........................................     6

   ARTICLE III - CORN PROCUREMENT FEE...................................     6
      3.3.01:  PROCUREMENT FEE..........................................     6
      3.3.02:  CORN FOR GFCEP...........................................     6
      3.3.03:  HEDGING ASSISTANCE.......................................     6

   ARTICLE IV - INVOICING AND PAYMENT...................................     7

   ARTICLE V - LOCATION OF FCE'S DELIVERY...............................     7

   ARTICLE VI - DEFAULT, WAIVER AND REMEDIES............................     8
      3.6.01:  DEFAULT, NOTICE, AND CURE................................     8
      3.6.02:  WAIVER...................................................     8
      3.6.03:  REMEDIES.................................................     8

TITLE IV:  GENERAL PROVISIONS...........................................     9
   ARTICLE 1 - WARRANTIES...............................................     9
      4.1.01:  OWNERSHIP AND QUALITY OF CORN............................     9
      4.1.02:  NO EXPRESS OR IMPLIED WARRANTIES.........................     9

   ARTICLE II - DISPUTE RESOLUTION......................................    10
      4.2.01:  ALTERNATIVE DISPUTE RESOLUTION...........................    10
      4.2.02:  ATTORNEY'S FEES AND COSTS................................    10

   ARTICLE III - FORCE MAJEURE..........................................    10
      4.3.01:  RELIEF FROM TRANSFERRING CORN............................    10
      4.3.02:  DEFINITION...............................................    11

   ARTICLE IV - DELIVERY OF PAYMENTS AND NOTICES........................    11
      4.4.01:  METHOD AND TIME..........................................    11
      4.4.02:  NOTICE TO FCE............................................    11
      4.4.03:  NOTICE TO GFCEP..........................................    12
      4.4.04:  CHANGE OF ADDRESS........................................    12


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
   ARTICLE V - INDEMNITY................................................    12
      4.5.01:  DUTY TO INDEMNIFY (FCE).................................     12
      4.5.02:  DUTY TO INDEMNIFY (GFCEP)................................    12

   ARTICLE VI - OTHER GENERAL PROVISION.................................    13
      4.6.01:  COMPUTATION OF TIME......................................    13
      4.6.02:  SUCCESSORS IN INTEREST...................................    13
      4.6.03:  ENTIRE AGREEMENT.........................................    13
      4.6.04:  PARTIAL INVALIDITY.......................................    13
      4.6.05:  RELATIONSHIP OF PARTIES..................................    13
      4.6.06:  INTEREST.................................................    14
      4.6.07:  MODIFICATION.............................................    14
      4.6.08:  CHOICE OF LAW............................................    14
      4.6.09:  HEADINGS AND CAPTIONS....................................    14
      4.6.10:  COUNTERPARTS.............................................    14

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
                           GRAIN PROCUREMENT AGREEMENT

      THIS GRAIN PROCUREMENT AGREEMENT, (the "Agreement") is made and entered into this 14 day of May, 2004, by and between GRANITE FALLS COMMUNITY
ETHANOL PLANT, LLC ("GFCEP") and FARMERS COOPERATIVE ELEVATOR CO. ("FCE").

      WHEREAS, GFCEP intends to construct, own, and operate a dry mill ethanol and byproduct manufacturing plant and related facilities (the "Facilities") on the Premises (defined below);

      WHEREAS, the acquisition of a steady and reliable supply of corn is integral to the use and operation of the Facilities;

      WHEREAS, in order to guaranty the use and operation of the Facilities, the parties are entering into this Agreement whereby FCE will provide a steady and reliable supply of corn to GFCEP for use in the operation of the Facilities under the terms and conditions hereinafter described.

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, it is hereby agreed as follows:

                            TITLE I: PRIOR AGREEMENTS

1.1.01:  PRIOR AGREEMENTS SUPERSEDED

      The parties hereby agree and acknowledge that they previously entered into one or more agreements relating to the operation of GFCEP, including, but not limited to a Declaration of Restrictions and Covenants made by the Granite Falls Community Ethanol Plant, LLC; a Corn Storage and Delivery Agreement, and a Pre-Closing Memorandum. All such agreements are superseded by the terms of this Grain Procurement Agreement and such prior agreements are hereby revoked; provided, however, that all subscription agreements to purchase units in GFCEP shall remain in full force and effect.

                               TITLE II: FACILITY

                                    ARTICLE I
                                    PREMISES

2.1.01: LAND

      The Facilities (also described herein as "plant") will be constructed on the premises (real estate) legally described as being east of the City of Granite Falls, County of Chippewa, State of Minnesota, legally described as:

             SEE EXHIBIT "A" ATTACHED HERETO AND MADE A PART HEREOF

                           TITLE III: CORN PROCUREMENT

                                    ARTICLE I
                                PROVISION OF CORN

3.1.01: FCE'S PROVISION OF CORN

      (a) FCE shall have the exclusive right and responsibility to provide GFCEP its full daily requirements of No. 2 yellow corn, 15% moisture content, meeting the specifications of this Agreement (the "Corn") during the term hereof and under the conditions herein set forth. This right and responsibility shall include the plant as originally constructed and any and all alterations, modifications or expansions thereof.

      (b) Purchases. The parties acknowledge and agree that GFCEP shall purchase all of its corn requirements from FCE and shall place all actual orders for purchase of corn to be delivered to the facility with FCE. At all times, FCE, either through its own management or through lawful contracts entered into with third parties, shall maintain or cause to be maintained such licenses and/or authorities as may be required to lawfully engage in the purchase and sale of corn.

      (c) Risk Management. Notwithstanding the foregoing, GFCEP acknowledges that it shall separately retain appropriate risk management services for evaluating corn pricing and purchases and/or for making trades for price protection and future delivery such as options, future contracts and the like.

      (d) Delivery Estimates. GFCEP agrees to provide to FCE an estimate on or before the first day of each calendar quarter with respect to its required deliveries of corn for the following calendar quarter. The parties expressly understand that GFCEP's notice shall be a good faith estimate and that the parties anticipate reasonable variations between delivery forecast and actual delivery requirements. For purposes of this Agreement the phrase "reasonable variations" shall mean a variation of no more than 10% between the delivery forecast and actual delivery requirements. To that end, GFCEP shall also report to FCE on or before the first business day of each month its estimated delivery requirement of corn for the following month.

      (e) FCE shall maintain a minimum of four days supply of corn in storage at GFCEP at all times.

3.1.02: CORN QUALITY

      (a) Corn Quality. Corn delivered under this Agreement shall: (i) be No. 2 shelled yellow corn, having no more than a 15% moisture content; (ii) be graded in accordance with State and Federal laws and in accordance with any reasonable standards set by GFCEP; (iii) be merchantable and not be adulterated; (iv) meet such additional specifications and standards as the parties may establish from time to time by mutual agreement, including without limitation standards and specifications related to test weight (determined with reference to moisture content), foreign material and mycotoxin and other toxin levels.

      It is understood and agreed that corn over 15% moisture content will be delivered and/or corn with certain of the discount elements described in paragraph 3.1.02(b) may be delivered and such is acceptable to GFCEP, subject to the pricing discount(s) and other terms described in said paragraph 3.1.02(b).

      It is understood and agreed that the parties intend that the corn quality provisions of this Agreement that pertain to daily averages shall be construed so that FCE is able to compete with other corn merchants in the surrounding area and correspondingly so that GFCEP is treated fairly. The daily average on quality factors shall not be abused by reasons such as bringing specific quality loads at certain times of the day to maximize the ranges allowed in the average window allowance(s). This will be monitored on a daily basis and if there is any material violation, GFCEP will not be required to and shall not allow any loads for that day to be applied to the daily averages as described in this Agreement.

      (b) Corn Not Meeting Quality Requirements. GFCEP may, at its option: (i) reject any corn delivered by FCE that does not meet these specifications described herein or (ii) accept corn delivered by FCE that does not meet these specifications on the following discounted pricing terms:

DISCOUNT SCHEDULE

Corn Discounts that will be charged to FCE from GFCEP:

Moisture


15.0% and under-no discount
15.1-15.5% 2 cents per bu.
15.6 - 16.0% - 4 cents per bu.
16.1 - 16.5% - 6 cents per bu.
16.6 to 17.0% - 8 cents per bu.
Corn over 17.0% - subject to rejection


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Test Weight


54.0 lbs and over - no discount
53.0 - 53.9 lbs. - 2 cents per bu.
52.0 - 52.9 lbs. - 4 cents per bu.
Below 52.0 lbs. - additional 2 cents per lb. per bu.

Regular Damage


5.0% and under - no discount
5.1% and up - 2 cents per bu. Per each 1%
Over 10.0% - subject to rejection

Foreign Material


4.0% and under - no discount
4.1% and up - 3 cents per bu. Per each 1%

MUSTY/SOUR - 5 cents per bu. If not rejected.


The parties agree that the quality requirements (and corresponding right to reject corn) and discount schedule shall be applied as follows:

      1. Moisture: There will be no discount on a load of corn until it is above 15.0%, and then a discount and right to reject as described in the discount schedule. The discount schedule and right to reject regarding moisture shall be determined on a load by load basis.

      2. Test Weight: All loads with a test weight of 50 lbs. and above shall be averaged on a daily average basis, with the discount schedule applied on that daily average. All loads of test weights below 50 lbs. shall be handled on a load by load basis, subject to the right of rejection and with the discount schedule (if such corn is accepted) being applied on a load by load basis.

      3. Damage (Regular and/or Heat): All loads between 0% and 10% damage shall be averaged on a daily average basis, with the discount schedule applied on that daily average. Any loads of corn with more than 10% damage shall be handled on a load by load basis, with right to reject and in applying the discount schedule.

      4. Foreign Material: Loads with 0% to 6% foreign material shall be averaged on a daily average basis, with the discount schedule applied on that daily average. Loads with more than 6% foreign material shall be handled on a load by load basis, with right to reject and in applying the discount schedule. Toxins. Any load of corn that tests positive for microtoxins or other toxins will be rejected. However, it is agreed that FCE is responsible only to use "black light" testing to determine the existence of such toxins. If GFCEP desires additional testing, it shall give written notice to FCE and

            GFCEP shall pay all costs of such additional testing.

This discount schedule is subject to change as market conditions dictate providing both FCE and GFCEP mutually agree to any change in writing.

      (c) Limitation on Quality Requirements. Notwithstanding the foregoing provisions of this Section 3.1.02, FCE shall not be required to provide Corn under this Agreement with qualities and characteristics exceeding the average qualities of Corn produced during the preceding corn production year ending on August 31 of such year in the specific area surrounding the Plant defined as within a twenty (20) mile radius of the plant. If such average qualities of corn produced within a 20 mile radius of the plant are unacceptable to GFCEP, as reasonably determined by GFCEP, then FCE shall have the right to procure corn from other geographic areas until such time as the average qualities of corn within the 20 mile radius of the plant are reasonably acceptable to GFCEP. If corn is procured


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from other geographic areas pursuant to the terms of this paragraph, the Market
Price shall be the purchase price, plus shipping costs. In addition, GFCEP shall pay FCE the per bushel procurement fee.

      (d) Determination of a Bushel of Corn. For purposes of FCE's delivery obligations hereunder, a "bushel of Corn" or "bushel" is to be equivalent to a bushel of No. 2 shelled yellow corn at 15% moisture and a weight of 56 pounds per bushel. The moisture content and test weights of the Corn delivered to GFCEP under this Agreement shall be determined and discounts on price, if any, applied, as described in Paragraph 3.1.02 (b).

3.1.03: LICENSING

      FCE shall obtain Corn to be provided to GFCEP under this Agreement under FCE's own grain dealer's license. GFCEP shall obtain and maintain a grain dealer's license. FCE shall also obtain any and all licenses or permits necessary for FCE to meet its obligations under this Agreement.

3.1.04: PAYMENTS TO CORN SUPPLIERS

      FCE will account for the Corn provided by, and settle with, all third parties providing Corn to the Plant.

                                   ARTICLE II
                            TERM OF CORN PROCUREMENT

3.2.01: COMMENCEMENT

      The terms of this Agreement shall become effective on the first date that the facility needs corn for testing, startup or operations. GFCEP shall notify FCE ten (10) days in advance of when corn is first needed.

3.2.02: TERM OF AGREEMENT

      The term of this Agreement shall begin on the first day corn is requested by GFCEP as stated in paragraph 3.2.01 and shall continue for a term of twelve
(12) years thereafter. Suspensions of operations for any reason, such as repairs, modifications, expansions or damage to the facility shall not terminate this Agreement - provided the plant thereafter resumes operations.

                                   ARTICLE III
                              CORN PROCUREMENT FEE

3.3.01: PROCUREMENT FEE

      For the first four (4) years of the Corn Procurement Term, GFCEP will pay FCE a Corn procurement and delivery fee of $0.05 per bushel of Corn delivered pursuant to Title 3 of this Agreement (the "Procurement Fee"). Beginning on the fourth (4th) year anniversary of the Corn Procurement Term, the Procurement Fee shall be increased to 5.5 cents per bushel of Corn delivered. Beginning on the eighth (8th) year anniversary of the Corn Procurement Term, the Procurement Fee shall be increased to 6 cents per bushel of Corn delivered.

3.3.02: CORN FOR GFCEP

      For any Corn required by GFCEP and provided by FCE pursuant to this Agreement, GFCEP shall pay FCE the Market Price as determined in Title III,
Article IV (or, if applicable, Title III, Article I, paragraph 3.1.02(c)), plus the Procurement Fee and storage fees provided for under this Agreement.

3.3.03: HEDGING ASSISTANCE

      FCE shall assist GFCEP, or GFCEP's designated agent, in GFCEP's forward purchases of Corn to "lock in" the costs thereof whenever GFCEP determines such risk positions are prudent. The determination of GFCEP need not be separately evidenced in writing so long as GFCEP communicates to FCE its decision to make forward purchases. GFCEP shall pay the purchase price for such forward purchases plus the Procurement fee and, if applicable, storage fees.

      GFCEP shall pay the purchase price when the corn is purchased or when invoiced, whichever occurs first. The Procurement fee shall be due when the corn is delivered to the plant and the Procurement fee invoiced as provided by Title III, Article IV, paragraph 3.4.01. Any storage fees shall be paid as agreed on a case by case basis by the parties, or if no such agreement occurs, as is customary and standard or as otherwise provided by this Agreement.

                                   ARTICLE IV
                              INVOICING AND PAYMENT

3.4.01 GFCEP shall pay FCE for the corn as delivered to the GFCEP facilities and the corresponding Procurement Fee for said corn every Wednesday at 10:00 a.m. central time for deliveries accrued through the close of business on Monday. If any Wednesday falls on a national holiday, payment shall occur 10:00 a.m. the next day.

3.4.02 The Market Price per bushel is the daily posted board price at the Minnesota Falls branch of the FCE as of 10:00 a.m. the next trading day after the corn is delivered to the GFCEP facility. The discounts, if any, shall be determined pursuant to paragraph 3.1.02(b).

                                    ARTICLE V
                           LOCATION OF FCE'S DELIVERY

3.5.01 FCE shall deliver all Corn to GFCEP, and risk of loss shall pass to GFCEP, at the Facilities.

3.5.02 All responsibility for and all unloading will be performed by GFCEP at the sole and exclusive cost of GFCEP.

3.5.03 The GFCEP shall provide space rent free at its facility for no more than two (2) employees of the FCE, so that said employees may coordinate the purchase and delivery of corn to the GFCEP facilities. Said employee shall not be responsible for and shall not be involved in the unloading or handling of said corn when it arrives at the facility site. It is intended that said FCE employees shall remain in "office" because of GFCEP's liability concerns.

      Said FCE employees at GFCEP shall be responsible to weigh and grade corn as delivered to the GFCEP facility. FCE employees will take and provide the required corn samples so that said weighing and grading can properly occur. GFCEP employees shall, from time to time, spot check the weighing and grading conducted by FCE employees.

3.5.04 Any disputes over grade discrepancies will be settled by the Minnesota Grain Inspection Department.

3.5.05 The grain purchased or owned by GFCEP which is held pursuant to warehouse receipt or priced later shall be physically stored in FCE's facilities.

3.5.06 The facility as constructed by GFCEP shall have a minimum of 470,000 bushels of corn storage and if the plant is expanded, then storage on the plant site shall proportionately increase so the on site storage at the plant has at least enough capacity to hold ten (10) days of corn for operation of the plant.

3.5.07 The design of the GFCEP grain receiving, handling and storage facilities shall be subject to the review of FCE before such are constructed. Any expansion or material modification of such grain receiving, handling and storage facilities of GFCEP shall likewise be subject to review by FCE before any such expansion or material modification occurs. GFCEP shall give due consideration to comments or recommendations made by FCE following its review. However, GFCEP shall not be bound to accept such comments or recommendations.


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                                   ARTICLE VI
                          DEFAULT, WAIVER, AND REMEDIES

3.6.01: DEFAULT, NOTICE, AND CURE

      (a) Except as provided in Section 3.6.01(b), if either party shall fail to perform any of the covenants or obligations imposed upon it by this Agreement (except such failure as shall be excused under Title IV, Article III), the other party shall notify the party in default in writing of the alleged default and if the party in default shall not cure said default within fifteen (15) days from and after receiving such notice (the "Cure Period"), then notwithstanding any other provision of this Agreement, the complaining party shall have the remedies set forth in Section 3.6.03.

      (b) If GFCEP fails to make payment for Corn delivered by FCE and accepted by GFCEP under the terms of this Agreement, the provisions of Section 3.6.01(a) shall apply; however, the Cure Period shall be three (3) days from and after GFCEP's receipt of notice of GFCEP's default from FCE.

3.6.02: WAIVER

      Waiver by either party of any breach of the terms and conditions herein contained shall not be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

3.6.03: REMEDIES

      (a) GFCEP's Remedies. If FCE fails to deliver Corn as required by this Agreement, or if GFCEP reasonably in good faith believes that FCE will fail to deliver corn as required by this agreement, GFCEP may: (i) in good faith and without unreasonable delay, make any reasonable purchase of Corn in substitution of the quantity due from FCE, (ii) recover from FCE as damages the difference between the cost of cover under (i) and the Market Price (or the average Board price at the comparable location(s) established by the Amendment to this Agreement, if Market Price cannot be determined), plus the Procurement Fee, together with any incidental or consequential damages, but less expenses saved in consequence of FCE's breach, (iii) seek and receive injunctive relief or a decree of specific performance, (iv) credit the amount of damages FCE has become obligated to pay GFCEP, as determined by arbitration or if arbitration fails to occur as required hereby, a court of competent jurisdiction, to GFCEP and set off such amount against any amounts owed by GFCEP to FCE.

      (b) FCE's Remedies. If GFCEP fails to make any payment for Corn delivered by FCE and accepted by GFCEP under the terms of this Agreement, FCE may recover the payments from GFCEP. FCE may withhold future scheduled deliveries only if GFCEP fails to pay FCE the payments owed FCE as provided by this Agreement within three (3) business days after GFCEP's receipt of FCE's written demand for payment. FCE shall also have the right to specifically enforce the terms of this Agreement, including, but not limited to, the obligation of GFCEP to purchase all of the corn needed to operate the plant from FCE.

      (c) No right, power or remedy conferred by this Agreement shall be exclusive of any other right, power or remedy now or hereafter available at law, in equity, by statute or otherwise. In case of material reoccurring defaults, the non-defaulting party shall be entitled to an immediate remedy available at law, in equity, by statute or otherwise, not withstanding the notice and cure provisions of this Article 6.

                          TITLE IV: GENERAL PROVISIONS

                                    ARTICLE I
                                   WARRANTIES

4.1.01: OWNERSHIP AND QUALITY OF CORN

      FCE warrants to GFCEP that FCE owns all of the Corn delivered to GFCEP under this Agreement and that such Corn shall be free and clear of any security interest, lien, penalty, charge, or encumbrance, governmental or


                                      -6-
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otherwise. If FCE has granted a security interest in any of the Corn delivered,
FCE shall inform GFCEP in writing, at or before delivery of the Corn, of any such secured party's name and address. GFCEP shall have the right, but not the obligation, to name the secured party as co-payee with FCE on any payment for the Corn and to deliver such payment to the secured party.

4.1.02: NO EXPRESS OR IMPLIED WARRANTIES

      Neither party shall be liable for any representation or warranty of any kind, express or implied, not expressly set forth in this Agreement.

                                   ARTICLE II
                               DISPUTE RESOLUTION

4.2.01: ALTERNATIVE DISPUTE RESOLUTION

      If a dispute, controversy, or claim arises out of or relates to this Agreement, or the alleged breach thereof, including any claim or allegation of fraud or misrepresentation, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation with an independent mediator selected by mutual agreement of the parties. If the parties are unable to agree on a mediator, mediation shall be administered by the American Arbitration Association under its Commercial Mediation Rules. If the matter has not been resolved pursuant to mediation within thirty (30) days of the commencement of such mediation (which period may be extended by mutual agreement in writing), then any unresolved dispute, controversy, or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the "Commercial Arbitration Rules"), and judgment upon the award rendered by the arbitrators may be entered in the Minnesota District Court in Yellow Medicine or Chippewa County, Minnesota, or the highest state court having jurisdiction. The arbitration shall be conducted in Yellow Medicine County, Minnesota by a panel of three neutral arbitrators appointed pursuant to the Commercial Arbitration Rules.. The arbitrators shall permit each party to conduct limited relevant discovery. The arbitrators shall award damages measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. The provisions of this Agreement shall be a complete bar and defense to any suit, action or proceeding instituted in any court or administrative tribunal with respect to any controversy or dispute under this Agreement which is arbitrable.

4.2.02: ATTORNEY'S FEES AND COSTS

      The parties agree that the arbitration panel shall award to the prevailing party in any dispute resolution proceedings related to this Agreement, from the other party, the amount of the prevailing party's costs, expenses, and attorneys' fees as the arbitrators deem fair and equitable.

                                   ARTICLE III
                                  FORCE MAJEURE

4.3.01: RELIEF FROM TRANSFERING CORN

      In the event of either party being rendered reasonably unable by Force Majeure to perform any of its obligations in receiving or delivering Corn hereunder, the obligations of such party shall be suspended, to the extent it is unable, in whole or in part, to receive or deliver Corn by reason of Force Majeure, during the continuance of any inability so caused and the cause of such inability shall, so far as possible, be remedied with reasonable diligence. Inability may include a storm event that does not allow management of GFCEP to execute documents and otherwise perform wire transfers or payment as required by this Agreement or which does not permit FCE to perform as required by this Agreement. However, the party not subject to the force majeure event may, during such period, accept performance from the other party or a third party as it may reasonably determine under the circumstances.


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
4.3.02: DEFINITION

      The term "Force Majeure" as used in this Agreement shall mean natural catastrophe, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, declared or undeclared, blockades, insurrections, riots, fires, civil disturbances, explosions, curtailment of power or natural gas, compliance with laws, governmental regulations, orders and requests, whether valid or not, curtailment or other inability to obtain equipment, supplies, materials, including corn, or transportation facilities, breakdown of facilities, machinery or equipment and any other cause whether of the kinds herein enumerated or otherwise, not within the reasonable control of the party claiming suspension, all of which by the exercise of due diligence such party could not have reasonably foreseen and provided against; provided, however, that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty.

                                   ARTICLE IV
                        DELIVERY OF PAYMENTS AND NOTICES

4.4.01: METHOD AND TIME

      All payments for corn and related fees shall be made by wire transfer. All payments of other sums, notices, demands, or requests from one party to another may be personally delivered or sent by mail, certified or registered, postage prepaid, to the addresses stated in this section, and shall be deemed to have been given at the time of personal delivery or forty-eight (48) hours after the time of mailing.

4.4.02: NOTICE TO FCE

      All notices, demands or requests from GFCEP to FCE shall be given to FCE at:

            Farmers Cooperative Elevator Co.
            C/o General Manager
            P. O. Box 59
            Hanley Falls, Minnesota  56245
            Fax number:  (507) 768-3675.

4.4.03: NOTICE TO GFCEP

      All notices, demands or requests from FCE to GFCEP shall be given to GFCEP at:

            Granite Falls Community Ethanol Plant
            C/o General Manager

      with a required copy to:

            To be determined.

4.4.04: CHANGE OF ADDRESS

      Each party shall have the right, from time to time, to designate a different address by notice given in conformity with this section.

                                    ARTICLE V
                                    INDEMNITY

4.5.01: DUTY TO INDEMNIFY. FCE agrees to indemnify and hold GFCEP harmless against any and all claims, losses, damages or expenses by or on behalf of any person or entity arising out of the performance of any covenant or agreement to be performed by FCE, or arising from any act or negligence or willful misconduct on the part of FCE, any person or entity claiming by, through or under FCE or its agents, contractors, employees or invitees, including reasonable attorney fees, expenses, and liabilities, incurred in connection with any such claim or action or proceeding brought against GFCEP.


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4.5.02: DUTY TO INDEMNIFY. GFCEP agrees to indemnify and hold FCE harmless against any and all claims, losses, damages or expenses by or on behalf of any person or entity arising out of the performance of any covenant or agreement to be performed by GFCEP, or arising from any act or negligence or willful misconduct on the part of GFCEP, any person or entity claiming by, through or under GFCEP or its agents, contractors, employees or invitees, including reasonable attorney fees, expenses, and liabilities, incurred in connection with any such claim or action or proceeding brought against FCE.

                                   ARTICLE VI
                            OTHER GENERAL PROVISIONS

4.6.01: COMPUTATION OF TIME

      The time in which any act provided by this Agreement is to be done shall be computed by excluding the first day and including the last, unless the last day is a Saturday, Sunday or holiday, and then it is also excluded, except that storage and interest shall begin to accrue on the first day.

4.6.02: SUCCESSORS IN INTEREST

      Each and all of the covenants, conditions and restrictions in this Agreement shall inure to the benefit of and shall be binding upon the successors, assigns, transferees, sublessees, licensees of the parties hereto; provided, however, that if FCE sells to or is acquired by any other cooperative, corporation or entity, and does not retain majority ownership or control, this Agreement shall terminate, at the option of GFCEP.

4.6.03: ENTIRE AGREEMENT

      This Agreement contains the entire agreement of the parties with respect to the matters covered herein, and no other agreement, statement or promise made by any party, to any employee, officer, or agent of any party, which is not contained in this Agreement shall be binding or valid.

4.6.04: PARTIAL INVALIDITY

      If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction or the arbitrators to be invalid, void, or unenforceable, the invalid, void or unenforceable term(s) shall be void, and the parties shall renegotiate said term(s) of this Agreement in good faith and if the parties cannot reach agreement, said term(s) shall be established by the Dispute Resolution provisions of this Agreement.

4.6.05: RELATIONSHIP OF PARTIES

      Nothing contained in this Agreement shall be deemed or construed by the parties or by any third person, arbitrator, or court to create the relationship of principal and agent or of partnership or of joint venture or of any association between FCE and GFCEP, and neither the method of computation of rent or fees nor any other provisions contained in this Agreement nor any acts of the parties shall be deemed to create any relationship between FCE and GFCEP, other than the relationship of seller and buyer.

4.6.06: INTEREST

      Any sum accruing to FCE or GFCEP under the provisions of this Agreement which shall not be paid when due shall bear interest at the rate of ten percent (10%) per annum from the date of written notice specifying such nonpayment is served on the defaulting party, until paid.

4.6.07: MODIFICATION

      This Agreement may not be modified or amended except by written instrument signed by both of the parties, provided that the Board of Directors of both parties approve the modification, and shall not be modified or


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altered by any subsequent course of performance by either of the parties, except as expressly otherwise herein provided.

4.6.08: CHOICE OF LAW

      This Agreement shall be deemed to have been made and executed in the State of Minnesota and the validity, construction, interpretation, effect and enforcement thereof shall be governed by the laws of the State of Minnesota.

4.6.09: HEADINGS AND CAPTIONS

      The headings and captions of the titles, articles, sections, and subsections of this Agreement are inserted for convenience of reference only, and do not constitute part of the Agreement.

4.6.10: COUNTERPARTS

      This Agreement may be executed simultaneously in two or more counterparts, each of which shall in such event be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, FCE and GFCEP have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

FARMERS COOPERATIVE                 GRANITE FALLS COMMUNITY
ELEVATOR CO.  (FCE)                 ETHANOL PLANT, LLC (GFCEP)


By /s/ Wayne Lonwagie               By /s/ Tom Branham
   ---------------------------         ---------------------------------

Its President                       Its CEO/General Manager
   ---------------------------          --------------------------------
   8-5-04                               August 4, 2004


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                                   Exhibit "A"

     Legal Description of the Premises on which the facilities ("plant") of Granite Falls Community Ethanol Plant, LLC (GFCEP) will be constructed:

County of Chippewa, State of Minnesota:


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